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Exhibit 10.17

        Supplemental Executive Retirement Plan

Prepared For

TRIUMPH GROUP, INC.

Effective as of January 1, 2003

TRIUMPH GROUP, INC.

Supplemental Executive Retirement Plan

ARTICLE I—Purpose: Effective Date

1.1.
Purpose. The purpose of this Supplemental Executive Retirement Plan (hereinafter, the "Plan") is to provide supplemental benefits, payable primarily upon retirement for certain key employees of TRIUMPH GROUP, INC., and its affiliated or subsidiary companies. It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2.
Effective Date. This Plan shall be effective as of January 1, 2003.

ARTICLE II—Definitions

        For the purposes of this Plan, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

2.1.
Beneficiary. "Beneficiary" means the person, persons or entity as designated by the Participant, entitled under Article V to receive any Plan benefits that may be payable after the Participant's death.

2.2.
Board. "Board" means the Board of Directors of the Employer.

2.3.
Change of Control. A "Change of Control" shall occur if:

a)
Any Person, together with its affiliates and associates (as such terms are used in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) is or becomes the Beneficial Owner, directly or indirectly, of 15% or more of the then outstanding shares of common stock of the Employer; or

b)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Employer's shareholders was approved by a vote of at least a majority of directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved;

c)
the Employer consolidates with, or merges with or into, any other Person (other than a wholly owned subsidiary of the Employer), or any other Person consolidates with, or merges into, the Employer, and, in connection therewith, all or part of the outstanding shares of common stock shall be changed in any way or converted into or exchanged for stock or other securities or cash or any other property: or

d)
a transaction or series of transactions in which, directly or indirectly, the Employer shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (1) aggregating more than 50% of the assets (measured by either book value or fair market value) or (2) generating more than 50% of the operating income or cash flow of the Employer and it subsidiaries (taken as a whole) to any other Person or group of Persons.

Notwithstanding the foregoing, no Change in Control Event shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Employer immediately prior to such transaction or series of integrated transactions own a majority of the outstanding voting shares and in substantially the same proportion in an entity which owns all or substantially all of the assets of the Employer immediately following such transaction or series of integrated transactions.

2.4.
Committee. "Committee" means committee appointed by the Board to administer the Plan pursuant to Article VI.

2.5.
Early Retirement Date. "Early Retirement Date" means the date on which a Participant terminates employment with Employer, if such termination date occurs on or after such Participant's attainment age of sixty-two (62), but prior to the Participant's Normal Retirement Date.

2.6.
Employer. "Employer" means TRIUMPH GROUP, INC., a Delaware corporation and directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.7.
Normal Retirement Date. "Normal Retirement Date" means the date on which a Participant terminates employment with Employer on or after attaining age sixty-five (65).

2.8.
Participant. "Participant" means any employee who is eligible, pursuant to section 3.1, to participate in this Plan, and who has not yet received full benefits hereunder.

2.9.
Participation Agreement. "Participation Agreement" means the agreement filed by a Participant and approved by the Committee pursuant to Article III.

2.10.
Retirement. "Retirement" means a Participant's termination from employment with Employer at the participant's Early Retirement Date or Normal Retirement Date, as applicable.

2.11.
Supplemental Retirement Benefit. "Supplemental Retirement Benefit" means the annual, lifetime benefit payable under this Plan and specified in the Participant's Participation Agreement.

2.12.
Years of Participation. "Years of Participation" means the number of twelve consecutive month periods commencing on the date specified in the Participation Agreement and ending with the date of termination of employment with the Company years or other date specified by the Committee in its sole discretion.

ARTICLE III—Participation

3.1.
Eligibility and Participation. The Compensation Committee of the Board shall have the sole right to set eligibility requirements and offer participation into the Plan according to the following guidelines:

a)
Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of Employer who hold the title of Vice President and above and are designated by the Compensation Committee of the Board.

b)
Participation. An employee's participation in the Plan shall be effective upon notification to the employee by the Committee of eligibility to participate, completion of a Participation Agreement and acceptance of each by the Committee. Participation in the Plan shall continue until such time as the Participant terminates employment with Employer and as long thereafter as the Participant is eligible to receive benefits under this Plan.

ARTICLE IV—Supplemental Benefits

4.1.
Normal Retirement Benefit. If a Participant terminates services at or after attaining five (5) Years of Participation, or terminates service at any time after a Change of Control, Employer shall pay to the Participant an annual Supplemental Retirement Benefit equal to the amount set forth in the Participation Agreement commencing no later than sixty (60) days after the Normal Retirement Date, unless otherwise elected as provided below, and all subsequent payments shall be made on or about the anniversary of the initial payment.

4.2.
Early Commencement of Benefit. In the event that the Participant is otherwise entitled to a benefit payable under paragraph 4.1 above, the Participant may elect to have the benefit commence no earlier than the Early Retirement Date. Such earlier commencement shall be permitted only if the Participant makes an irrevocable election with the Committee no later than twelve (12) months prior to the termination of employment. In the event that the benefits under this Plan are to commence earlier than age sixty-five (65), the amount of the benefit otherwise payable shall be discounted by 0.66 percent (two-thirds of one percent) for each calendar month by which the commencement date of the distribution precedes the first day of the calendar month coincident with or next following the Employee's attainment of age sixty-five (65).

4.3.
Death Benefits. In the event of death of a Participant, a benefit shall be paid in lieu of any other benefit under this Plan and shall be equal to ten (10) times the Supplemental Retirement Benefit, reduced by any distributions of Supplemental Retirement Benefit actually distributed prior to the Participant's death. Such Death Benefit shall be paid in the form of a lump sum to the Participant's Beneficiaries as soon as practical after the death of the Participant.

4.4.
Termination Benefits. If a Participant terminates employment with Employer with less than five (5) Years of Participation (unless such termination occurs after a Change in Control), or if the participant is terminated For Cause, as provided under Section 4.6, below, no benefit shall be due and payable under this Plan.

4.5.
Non-Competition. As a condition of continuing to receive benefits under this Plan as set forth in this Agreement, the Participant must refrain from competing or interfering with the Employer while they are a Participant under this Plan or are eligible to receive benefit payments pursuant to this Plan. For purposes of this Plan, whether the Participant has entered into competition with the Employer shall be determined by the Board, and shall include becoming an employee, owner, stockholder or otherwise associated with an organization or individuals who perform substantially similar service as those performed by the Employer as of the time of the termination of the Participant or markets similar products or services to the clients of the Employer.

4.6.
Termination For Cause. Notwithstanding anything to the contrary, no Supplemental Retirement Benefit shall be payable in the event that the Participant is terminated For Cause. For purpose of this Plan, whether a Participant has had his or her employment terminated For Cause shall be determined by the Board and shall mean a termination of employment by reason of a finding that the Participant (i) acted dishonestly or engaged in willful misconduct in the performance of his or her duties for the Employer, (ii) breached a fiduciary duty to the Employer for personal profit to him or her self, or (iii) willfully violated any law, rule or regulation (other than traffic violations or similar offenses) or any final cease and desist order.

4.7.
Withholding; Payroll Taxes. Employer shall withhold from payments hereunder any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405 (a) (2) of the Code, or any successor provision thereto.

4.8.
Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, or incompetent person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Employer from all liability with respect to such benefit.

ARTICLE V—Beneficiary Designation

5.1.
Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant's death. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the a Participant's lifetime.

5.2.
Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

5.3.
No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)
The Participant's surviving spouse;

b)
The Participant's children in equal shares, except that if any of the Participant's children predeceases the Participant but leaves surviving children of their own, then such surviving children shall take by right of representation the share the deceased child of the Participant would have take if living;

c)
The Participant's estate.

5.4.
Effect of Payment. Payment to the Beneficiary shall completely discharge the Employer's obligations under this plan.

ARTICLE VI—Administration

6.1.
Committee; Duties. The Plan shall be administered by the Committee, which shall be appointed by the Board. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

6.2.
Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

6.3.
Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.4.
Indemnity of Committee. Members of the Committee are serving at the request of the Employer and entitled to the benefits of the indemnification provisions in the Employer's By Laws. As a result, the Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member's service on the Committee, in accordance with the By Laws of the Employer.

ARTICLE VII—Claims Procedure

7.1.
Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan (hereinafter referred to as "Claimant") shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

7.2.
Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)
The reason for denial, with specific reference to the Plan provisions on which the denial is based;

b)
A description of any additional material or information required and an explanation of why it is necessary; and

c)
An explanation of the Plan's claims review procedure.

7.3.
Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant's claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4.
Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee's receipt of Claimant's claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. In the event the Committee denies the Claimant's claim after a review hereunder, the claim shall be immediately referred to the Chairman of the Board's Compensation Committee for final disposition. All decisions on review by the Compensation Committee Chairman shall be made as soon as practical, but in any event within 90 days of the date the Compensation Committee Chairman receives the referral, and shall be final and bind all parties concerned.

ARTICLE VIII—Termination, Suspension or Amendment

8.1.
Termination, Suspension or Amendment of Plan. The Board may, in its sole discretion, amend, terminate or suspend the Plan at any time, in whole or in part.    Any amendment may provide different benefits or amounts of benefits from those herein set forth; provided, however, no such termination, suspension or amendment shall adversely affect the benefits of Participants which have accrued prior to such action, the benefits of any Participant who has previously retired, or the benefits of any Beneficiary of a Participant who has previously died, except as otherwise determined by the Board under Section 9.1 with respect to any Participant.

ARTICLE IX—Miscellaneous

9.1.
Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments, or remove certain employees as Participants if it is determined by the United States

  Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

9.2.
Employer Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Employer, and shall not be an obligation of another employer.

9.3.
Unsecured General Creditor. Except as provided in Section 9.4, Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Employer or any other party for payment of benefits under this Plan. Any property held by Employer for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Employer's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.4.
Trust Fund. Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Employer may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all Employer's general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Employer shall have no further obligation to pay those benefits directly to the Participant or Beneficiary. If not paid from the trust, such benefits shall remain the obligation of Employer.

9.5.
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

9.6.
Not a Contract of Employment. This Plan shall not constitute a contract of employment between Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

9.7.
Protective Provisions. A Participant shall cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and by taking such other action as may be requested by Employer.

9.8.
Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Delaware, except as may be preempted by federal law.

9.9.
Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.10.
Notice. Any notice or filing required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Employer's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in Employer's records.

9.11.
Successors. The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

TRIUMPH GROUP, INC.
By:	/s/ RICHARD M. EISENSTAEDT
Its:	Vice President and General Counsel
Dated:	January 1, 2003

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  Exhibit 10.17
TRIUMPH GROUP, INC. Supplemental Executive Retirement Plan